EXHIBIT 23.7
[Letterhead of Goldman Sachs International]
June 16, 2008
Board of Directors
Gaz de France S.A.
23, rue Philibert Delorme
75017 Paris
FRANCE

Re:	Registration Statement on Form F-4 of Gaz de France, filed June 16, 2008
Ladies and Gentlemen:
Attached is our opinion letter, dated June 5, 2008, with respect to the fairness from a financial point of view to Gaz de France S.A. (the “Company”), as of the date thereof, of the exchange ratio of 21 ordinary shares, €1.00 nominal value per share, of the Company, to be issued in exchange for 22 ordinary shares, €2 nominal value per share, of Suez S.A. pursuant to the Merger Agreement, dated as of June 5, 2008, by and between the Company and Suez S.A.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Certain Opinions”, “The Merger — Background of the Merger” and “The Merger — Opinion of Goldman Sachs International to the Board of Directors of Gaz de France” and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Shahriar Tadjbaksh

(GOLDMAN SACHS INTERNATIONAL)